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                                                                 Exhibit p(8)(a)

                                     [LOGO]

                        INVESCO U.S. Institutional Group

                                LEGAL/COMPLIANCE

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                                COMPLIANCE MANUAL

II.      CODE OF ETHICS AND PROFESSIONAL STANDARDS; GUIDELINES FOR AVOIDING
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         PROHIBITED ACTS
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A.       CODE OF ETHICS AND PROFESSIONAL STANDARDS

         One of the most important compliance goals for INVESCO is to avoid or eliminate conflicts of interest between INVESCO and its clients and to maintain a healthy and positive relationship with the general public. As professional organizations serving the public in the area of asset management, all members of INVESCO U.S. Institutional Group (USIG) are guided in their actions by high ethical and professional standards and, as applicable, subscribe to the Code of Ethics and Standards of Professional Conduct adopted by the Association of Investment Management and Research (AIMR). Adherence to the following Code of Ethics and Professional Standards should be considered a condition of employment.

         1. The general conduct of USIG personnel must at all times reflect the professional nature of the business in which INVESCO operates. USIG personnel are judicious, accurate, objective and reasonable in dealing with both clients and other parties. The personal integrity of all employees must be beyond the slightest shadow of a doubt.

         2. All members of the organization must act within the spirit and the letter of all federal, state and local laws and regulations pertaining to investment advisers and to the general conduct of business.

         3. At all times, the interest of INVESCO's clients has precedence over personal interests. This applies particularly in the case of purchases and sales of stocks and other securities that are owned, purchased or sold in the advisory and fiduciary accounts that INVESCO services.

         4. USIG has adopted Insider Trading Policies (see Section III) which set parameters for the establishment, maintenance and enforcement of policies and procedures to detect and prevent the misuse of material nonpublic information by USIG personnel. The Insider Trading Policies are in addition to and do not supersede this Code of Ethics and Professional Standards.

         5. All officers, directors and employees of USIG shall obtain written approval of the USIG Legal Compliance Department, as required by the Statement of Policy and Procedures Designed to Detect and Prevent Insider Trading and to Govern Personal Securities Trading (see Section III), prior to effecting any securities transactions for their direct or indirect personal gain or in which they may have any beneficial interest and any such transaction effected by, for, or on behalf of any member of their household. In this regard, all USIG personnel on or before January 30(th) of each calendar year shall provide a


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                  list of all broker-dealers and account numbers in which, as of
                  December 31 of the preceding year, they have any direct or indirect beneficial ownership interest or involvement, other than currency or commodity futures not involving securities, U.S. government bonds, bank certificates of deposit, or shares of registered open-end management investment companies (mutual funds).

         6. A USIG employee will not accept compensation of any sort for services from outside sources without the prior approval of the USIG Legal/Compliance Department (see Section X.B. Activities Outside of INVESCO).

         7. When an employee of USIG finds that his or her personal interests conflict with the interests of INVESCO and its clients, he or she will report the conflict to the USIG Legal/Compliance Department for resolution.

         8. The recommendations and actions of INVESCO are confidential and private matters between INVESCO and its clients. Accordingly, it is the policy of USIG to prohibit, prior to general public release, the transmission, distribution or communication of any information regarding securities transactions of client accounts except to broker-dealers in the ordinary course of business. In addition, no information obtained during the course of employment regarding particular securities (including reports and recommendations of INVESCO) may be transmitted, distributed, or communicated to anyone who is not affiliated with INVESCO, without the prior written approval of the President, Chief Executive Officer or Chief Operating Officer of the applicable INVESCO business unit or such person as he may designate to act on his behalf.

         9. The policies and guidelines set forth in this Code of Ethics must be strictly adhered to by all USIG employees. Severe disciplinary actions, including dismissal, may be imposed for violations of this Code of Ethics and Professional Standards, including the guidelines that follow.

         No code can address every circumstance that may give rise to a conflict of interest. Every employee is expected to be alert to such conflicts with INVESCO's clients, and is expected to comply with the spirit as well as the letter of the Code and to always place the interests of INVESCO's clients first.

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II.      CODE OF ETHICS AND PROFESSIONAL STANDARDS; GUIDELINES FOR AVOIDING
         ------------------------------------------------------------------
         PROHIBITED ACTS
         ---------------

B.       GUIDELINES FOR AVOIDING PROHIBITED ACTS

         USIG employees are prohibited from engaging in the following ("Prohibited Acts"):

         1. soliciting or recommending purchases, sales or reinvestment in securities not in accordance with the client's investment objectives and guidelines;

         2. attempting to use his or her influence to cause any client account to purchase, sell or retain any securities for the purpose of seeking any form of personal gain. This prohibition would apply, for example, where the employee, or any associates or affiliates, purchased a security prior to any purchase of the same security by any client account and thereafter attempted to purchase or influence others to purchase the same security for any client account;

         3. warranting the value or price of any security or guaranteeing its future performance;

         4. promising or representing that an issuer of securities will meet its obligations or fulfill its investment or business objectives in the future;

         5. agreeing to protect a client against loss by repurchasing a security at some future time;

         6.       owning or taking title to any funds or assets of a client;

         7. maintaining a joint brokerage or bank account with any client; sharing any performance fees, carried interest, or benefit, profit or loss resulting from securities transactions with any client or entering into any business transaction with a client;

         8. borrowing money or securities from any client, regardless of the relationship between the client and the INVESCO representative;

         9. owning, operating, managing or otherwise engaging in, or being employed by, any outside business activity on either a full-time or part-time basis without the prior written approval of the USIG Legal/Compliance Department;

         10. violating or failing to abide by USIG's Statement of Policy and Procedures Designed to Detect and Prevent Insider Trading and USIG's Insider Trading Guidelines and Policies for Buying and Selling AMVESCAP PLC shares and ADRs (see Section III); and

         11.      entering orders in any account for which there is no client.

         If any USIG employee becomes aware of any conduct which might violate the Prohibited Acts section of this Compliance Manual, any laws or regulations, or becomes aware of any improper or unauthorized actions, the facts must be reported as soon as possible to his or her supervisor. If there is any question about the conduct required of USIG and its employees, the Legal/Compliance Department should be consulted.


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